Exhibit 99.1

For Immediate Release:

Ciphergen Biosystems, Inc.
Sue Carruthers

Investor Relations
(510) 505 2233

Ciphergen Biosystems Announces Sale of BioSepra Process Chromatography Business to Pall Corporation

Ciphergen and Pall Execute Collaboration Agreement for Process Proteomics

Fremont, CA, NY, October 28, 2004 — Ciphergen Biosystems, Inc. (Nasdaq:CIPH) and Pall Corporation (NYSE: PLL) announced today that Pall has reached agreement with Ciphergen to acquire the BioSepra process chromatography business from Ciphergen for a purchase price of approximately $32 million, net of cash and debt.  The transaction is expected to close within 45 days, subject to customary conditions of closing.  In addition, the two companies are entering into a collaboration for process proteomics, based on the combination of Ciphergen’s ProteinChip® technology and BioSepra’s leading chromatography products.  Ciphergen will also retain certain limited rights to access BioSepra’s chromatography sorbent technology for manufacture, use and sale in the research and diagnostic markets.

“We are extremely pleased to be acquiring the products, research and development, and manufacturing capabilities of BioSepra,” stated Eric Krasnoff, Chairman and CEO of Pall.  “Our goal is to provide total fluid management to our customers in industrial protein purification.  This purchase fulfills a key strategic area for Pall.  BioSepra has always had an excellent reputation for the quality of its sorbents and the addition of their chromatography media to our product offerings is highly complementary for our company.”

“The combination of Pall’s filter products and our chromatography products should be very beneficial to process customers and drive growth that is greater than if we were working independently to serve these customers,” commented William E. Rich, President and CEO of Ciphergen.  “We are also excited about working with Pall and their customers to continue expansion of our pioneering work in Process Proteomics in order to speed process development using our

ProteinChip Systems for protein purification and expression optimization and process monitoring.  Meanwhile, this transaction allows us to focus more of our resources on executing the opportunities inherent in our Diagnostics Division and Biosystems Division.”

It is Pall’s plan to establish Process Proteomics Service Centers modeled after Ciphergen’s existing Process Proteomics Service Centers. These centers will assist customers in selecting and optimizing sorbents and membranes for the purification of proteins used in the production of therapeutic proteins and other bioprocess applications.  These centers will also play a key role in promoting Ciphergen’s SELDI ProteinChip technology and products in process development as well as Pall’s membrane separation and other bioprocess products.  The combination of the two companies’ product lines will enable Pall to provide a single source solution to the market for protein bioprocess separations.

A key innovation in the sales and marketing alliance is the application of Ciphergen’s patented SELDI ProteinChip technology in the design of industrial protein separations. The combination of matched surface chemistries on Ciphergen’s ProteinChip® Array products and their corresponding BioSepra separation sorbents enable the “beads and chips” to be used with the ProteinChip System to greatly reduce development time and expense of downstream purification process development. The same technology will also be used to optimize protein expression monitoring, perform quality assurance tests, and to monitor host cell contaminants in genetically engineered proteins.

Ciphergen will discuss this transaction during its 3rd quarter earnings webcast, scheduled for November 2 at 8:00 a.m. Eastern Time.  Webcast details are available in the investor relations section of Ciphergen’s website (www.ciphergen.com).

About Pall Corporation

Pall Corporation is the leader in the rapidly growing fields of filtration, separations and purification.  Pall’s business is organized around two broad markets: Life Sciences and Industrial.  The company provides leading-edge products to meet the demanding needs of customers in biotechnology, pharmaceuticals, transfusion medicine, semiconductors, municipal drinking water, aerospace and broad industrial markets.  Total revenues are $1.77 billion.  The company headquarters are in East Hills, New York with operations in about 40 countries.  Visit Pall at www.pall.com.

About Ciphergen

Ciphergen’s Biosystems Division develops, manufactures and markets a family of ProteinChip® Systems and services for clinical, research, and process proteomics applications, as well as a broad range of bioseparations media for protein purification and large scale production.  ProteinChip

Systems enable protein discovery, characterization, identification and assay development to provide researchers with predictive, multi-marker assay capabilities and a better understanding of biological function at the protein level.   Ciphergen’s Diagnostics Division is dedicated to the discovery of protein biomarkers and panels of biomarkers and their development into protein molecular diagnostic tests that improve patient care; and to providing collaborative R&D services through its Biomarker Discovery Center® laboratories for biomarker discovery for new diagnostic tests as well as pharmacoproteomic services for improved drug toxicology, efficacy and theranostic assays.  Additional information about Ciphergen can be found at www.ciphergen.com.

Safe Harbor Statement

Note Regarding Forward-Looking Statements: For purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”), Ciphergen and Pall disclaim any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act.  Examples of such forward-looking statements include statements regarding Ciphergen’s plans to sell the BioSepra business to Pall, the anticipated closing date, the benefits to process customers and others from the Pall/Ciphergen sales and marketing collaboration and future growth that is a result of the collaboration, use of ProteinChip technology for protein purification optimization or to discover useful protein biomarkers that can act as novel drug targets or disease markers, the potential development and commercialization of clinical diagnostics that improve patient care, the ability to provide services that lead to improved toxicology assays and diagnostic assays, statements regarding Ciphergen’s Diagnostics Division, the manner in which Pall intends to utilize the BioSepra business and Process Proteomics Service Centers.  Actual results may differ materially from those projected in such forward-looking statements due to various factors, including the ability to close the proposed transaction, the ability of Pall and Ciphergen work together to grow their sales in the process market, the ProteinChip technology’s ability to speed up process optimization or validate and/or develop protein biomarkers as novel drug targets, diagnostic or toxicology assays, and Ciphergen’s ability to successfully commercialize such tests.  Investors should consult Ciphergen’s filings with the Securities and Exchange Commission, including its Form 10-Q dated August 10, 2004, and Pall’s filings with the Securities and Exchange Commission for further information regarding these and other risks of two companies’ businesses.

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Ciphergen, ProteinChip, Biomarker Discovery Center and BioSepra are registered trademarks of Ciphergen Biosystems, Inc.